Exhibit 10.8

EXECUTION COPY

EXECUTIVE CHAIRMAN AGREEMENT

EXECUTIVE CHAIRMAN AGREEMENT (this “Agreement”) by and between The Stanley Works, a Connecticut corporation (the “Company”) and Nolan D. Archibald (the “Executive Chairman”), dated November 2, 2009 (the “Execution Date”) and effective as of the Effective Date (as defined in Section 1 below).

WITNESSETH:

WHEREAS, the Company, Blue Jay Acquisition Corp. (“Merger Sub”) and The Black & Decker Corporation, a Maryland corporation (the “Prior Employer”), propose to enter into a merger agreement, dated as of the Execution Date (the “Merger Agreement”), whereby, subject to the satisfaction of the terms and conditions of the Merger Agreement, the Prior Employer will become a wholly-owned subsidiary of the Company upon consummation of the Merger (as defined in the Merger Agreement);

WHEREAS, the Prior Employer and the Executive Chairman entered into an Amended and Restated Employment Agreement dated November 2, 2009 (the “Prior Agreement”);

WHEREAS, as an inducement to the Company and Merger Sub to enter into the Merger Agreement, the Company has requested that the Executive Chairman provide services to, and enter into an agreement with, the Company effective as of the Closing (as defined in the Merger Agreement); and

WHEREAS, the Company and the Executive Chairman mutually desire to enter into this Agreement, which will replace and supersede the Prior Agreement as of the Closing (except as specifically set forth in this Agreement) and pursuant to which the Executive Chairman will provide services to the Company from and after the Closing in exchange for certain compensation and benefits as provided in this Agreement.

NOW, THEREFORE, it is hereby agreed as follows:

1. EFFECTIVENESS; TERM.

(a) This Agreement shall become effective upon the Closing (the date of the Closing, the “Effective Date”). If the Merger Agreement is terminated in accordance with its terms prior to the consummation of the Merger, if the Closing does not occur for any other reason prior to September 30, 2010 or if the Executive Chairman is not continuously employed by the Prior Employer under the terms of the Prior Agreement from the Execution Date to the Closing, this Agreement shall be null and void ab initio and of no further force or effect and the Prior Agreement shall remain in effect.

(b) Subject to Section 1(a), the term of this Agreement, and the term of the Executive Chairman’s service hereunder, shall commence on the Effective Date and shall continue until the third anniversary of the Effective Date, unless terminated earlier in accordance with Section 5 of this Agreement (such period of service, the “Term”).

2. POSITION AND DUTIES; LOCATION.

(a)(i) Effective as of the Effective Date, the Executive Chairman shall be appointed to the Board of Directors of the Company (the “Board”) and elected executive chairman of the Board and, thereafter during the Term, the Company shall nominate and recommend the Executive Chairman for re-election to such positions. In his capacity as executive chairman of the Board, the Executive Chairman shall have the duties and responsibilities designated for such position in the by-laws of the Company (if any) and as specified by the Board from time to time, which shall initially include the responsibility to determine, jointly with the lead independent director of the Board and the Chief Executive Officer of the Company (the “Company CEO”), the times and agendas of meetings of the Board. Effective as of the third anniversary of the Effective Date or, if earlier, upon termination of the Executive Chairman’s employment with the Company for any reason, the Executive Chairman shall (1) be deemed to have resigned immediately from the Board and from all other positions the Executive Chairman then holds (whether as a director, employee or otherwise) with the Company or any of the Company’s subsidiaries or affiliates and (2) execute any reasonably requested documentation in respect of such resignations; provided, however, that, notwithstanding the foregoing, in the event that the third anniversary of the Effective Date occurs prior to expiration of the Executive Chairman’s then-current scheduled term as a member of the Board, the Executive Chairman shall be permitted to remain a non-employee member of the Board (but not as executive chairman of the Board or as an executive, employee or any other position) through the end of such term and, at such time, shall be deemed to have resigned immediately from such Board membership; provided further, however, that, except as provided herein, the Executive Chairman shall not be entitled to any compensation or benefits pursuant to this Agreement after the end of the Term and the Executive Chairman’s compensation for any period following the Term during which the Executive Chairman serves only as a director of the Board shall be limited to the compensation normally paid by the Company to its non-employee directors. Notwithstanding the foregoing, the Board reserves the right, in its sole discretion, to continue the Executive Chairman’s service as executive chairman of the Board or other capacity as may be mutually agreed upon by the Board and the Executive Chairman for periods following the third anniversary of the Effective Date.

(ii) During the Term, the Executive Chairman shall also serve as an employee of the Company, reporting directly to the Board, and shall be subject to the Company’s policies on the same basis as other senior executives of the Company. In such capacity, the Executive Chairman shall assist and advise the Company CEO and the Company’s other senior executives in connection with the integration of the Company and the Prior Employer and shall have such other duties and responsibilities as the Board may specify from time to time. Such duties and responsibilities shall initially include the Executive Chairman’s service as the Co-Chair, along with the Company CEO, of the Integration Steering Committee of the Company, which committee will be responsible for monitoring the status of integration of the Company and the Prior Employer and providing direction with respect thereto. Unless otherwise determined by the Board, no employees of the Company shall report to the Executive Chairman in his capacity as an employee (other than his executive assistant).

(b) During the Term, the Executive Chairman shall devote the time and effort reasonably required to fulfill his duties and responsibilities hereunder. Notwithstanding any provision of this Agreement to the contrary, (i) the parties hereto intend that, as of the Closing, the Executive Chairman shall have a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) from the Prior Employer (and this Agreement shall be applied in such manner in all material respects), and (ii) the Executive Chairman shall not be required or expected to perform any services or devote the time necessary to perform any services that would be inconsistent with the Executive Chairman experiencing such a “separation from service” as of the Closing. It shall not be considered a violation of this Agreement for the Executive Chairman to manage his personal investments or, subject to the approval of the Board, to serve on corporate, industry, civic or charitable boards or committees, so long as such activities do not significantly interfere with the performance of the Executive Chairman’s duties hereunder.

(c) For a period beginning on the Effective Date and ending on the later of six months following the Effective Date and December 31, 2010, the Executive Chairman’s office location shall be at the Executive Chairman’s most recent office location with the Prior Employer in Towson, Maryland, except that the Executive Chairman shall travel as reasonably required in order to perform the Executive Chairman’s duties under this Agreement. Thereafter and for the remainder of the Term, the Company shall provide the Executive Chairman with reasonable furnished office space at a location and on other terms mutually acceptable to the Board and the Executive Chairman. In addition, during the Term, the Executive Chairman shall be entitled to choose, and the Company will offer employment on commercially reasonable terms (consistent with Company policies) to, the Executive Chairman’s executive assistant.

3. COMPENSATION AND BENEFITS.

(a) BASE SALARY. During the Term, the Executive Chairman’s annual base salary (“Annual Base Salary”) will be $1,500,000. The Annual Base Salary shall be payable in accordance with the Company’s regular payroll practice for its senior executives, as in effect from time to time.

(b) ANNUAL CASH BONUS. During the Term, the Executive Chairman shall participate in the Company’s Management Incentive Compensation Plan, as amended, or any successor plan thereto (the “MICP”). The Executive Chairman’s annual target bonus opportunity pursuant to the MICP for each fiscal year of the Company during the Term shall equal $1,875,000 (the “Annual Bonus Amount”), which shall be subject to the attainment of such performance goals and other conditions as shall be determined by the Compensation and Organization Committee of the Board (the “C&O Committee”); provided that such performance goals shall be substantially similar to the performance goals applicable to the annual cash bonus opportunity provided to the Company CEO for the applicable fiscal year, except that no vesting or similar requirement shall require the provision of services by the Executive Chairman after the third anniversary of the Effective Date. In the event that the Executive Chairman participates in the MICP for less than a full fiscal year of the Company for any reason, the Annual Bonus Amount (and the related performance goals) for such partial year shall be pro rated to reflect the number of days that the Executive Chairman participates in the MICP during such fiscal year. Any cash bonuses payable to the Executive Chairman will be paid at the time the Company normally pays such bonuses to its senior executives in accordance with the terms of the MICP.

(c) EQUITY AWARDS.

(i) SIGN-ON OPTIONS. Promptly after the Effective Date, the Company shall grant to the Executive Chairman options to acquire 1,000,000 shares of Company common stock (the “Sign-on Options”), which shall be granted under, and subject to the terms and conditions of, the Company’s 2009 Long-Term Incentive Plan or a successor thereto (the “Company Stock Plan”). The Sign-on Options shall have an exercise price equal to the Fair Market Value (as defined in the Company Stock Plan) of a share of Company common stock on the date of grant and shall expire on the tenth anniversary of the date of grant. The Sign-on Options shall vest in full, subject to the Executive Chairman’s continued employment with the Company, on the third anniversary of the Effective Date; provided that the Sign-on Options shall become immediately and fully vested in the event the Company terminates the Executive Chairman’s employment other than for Cause (as defined below), the Executive Chairman’s employment is terminated by the Executive Chairman for Good Reason (as defined below) or the Executive Chairman’s employment is terminated due to his death or Disability (as defined below), in each case, pursuant to Section 5. Any Sign-on Options that become vested shall remain exercisable until their expiration date. Except as described above, the Sign-on Options shall be subject to the terms and conditions set forth in the Company’s customary award agreement; provided that such terms and conditions shall be substantially similar to the equivalent terms and conditions of stock options most recently granted to the Company CEO.

(ii) ANNUAL EQUITY AWARDS. During the Term, the Executive Chairman shall receive, at the time that annual equity awards are granted to senior executives of the Company, annual equity or equity-based compensation awards with an aggregate annual value (based on the full grant date value as determined for purposes of the Company’s financial reporting) equal to $6,650,000 (the “Annual Equity Awards”), which shall be comprised (based on value) of 50% stock options and 50% restricted stock, restricted stock units or other full-share types of awards and which shall be granted under, and subject to the terms and conditions of, the Company Stock Plan. For the avoidance of doubt, the Executive Chairman shall receive three Annual Equity Awards (one Annual Equity Award during each year of employment) and shall not be eligible to receive more than three Annual Equity Awards. The Annual Equity Awards shall be subject to the terms and conditions set forth in the Company’s customary award agreements, including with respect to vesting and exercisability of stock options (if any) after termination of employment; provided that (i) no vesting or similar requirement shall require the provision of services by the Executive Chairman after the third anniversary of the Effective Date, (ii) in the event the Company terminates the Executive Chairman’s employment other than for Cause (as defined below), the Executive Chairman’s employment is terminated by the Executive Chairman for Good Reason (as defined below) or the Executive Chairman’s employment is terminated due to his death or Disability (as defined below), in each case, pursuant to Section 5, the Annual Equity Awards shall become immediately and fully vested, (iii) stock options or stock appreciation rights (if any) that become vested will remain exercisable until their respective expiration dates (without regard to such termination), (iv) none of such Annual Equity Awards shall constitute “deferred compensation” within the meaning of Section 409A of the Code and (v) except as provided herein, the other terms and conditions of the Annual Equity Awards shall be substantially similar to the other terms and conditions of equity-based compensation awards granted to the Company CEO during the applicable year.

(d) COST SYNERGY BONUS. The Executive Chairman shall be eligible to receive, subject to continued employment with the Company through the third anniversary of the Effective Date (except as provided in Section 6), a cash bonus (the “Cost Synergy Bonus”) based on the Company’s attainment, as certified by the Audit Committee of the Board (the “Audit Committee”) and the Company’s Chief Financial Officer (“Company CFO”), of cost synergy goals. The applicable cost synergy targets and corresponding payout amounts are set forth on Exhibit A hereto. During the Term, the Company shall provide the Executive Chairman with quarterly estimates of the Cost Synergy Level Attained. No later than 60 days after the third anniversary of the Effective Date, the Audit Committee and CFO shall certify the Cost Synergy Level Attained (as defined in Exhibit A), which shall be reflected in, and consistent with, the Company’s public disclosures relating to cost synergies, and the corresponding Cost Synergy Bonus Amount (as defined in Exhibit A). The Executive Chairman shall be entitled to consult with the Audit Committee and Company CFO regarding the calculation of the Cost Synergy Level Attained but shall not vote on or otherwise participate in the certification thereof or participate in any way in the certification of the Cost Synergy Bonus Amount. The Cost Synergy Bonus Amount (if any) shall be paid on the 90th day after the third anniversary of the Effective Date (such payment date, the “Cost Synergy Bonus Payment Date”).

(e) OTHER BENEFITS. During the Term, (i) the Executive Chairman shall be entitled to participate in all fringe benefit and perquisite practices, policies and programs of the Company generally made available to the Company CEO, including but not limited to the Company’s executive car program, financial planning services, executive life insurance program, executive long-term disability program and executive physical program, in each case, to the extent permitted under applicable law, the terms of the applicable plan, program or policy and Company policies; provided that (x) such participation shall be on a basis no less favorable than that available to the Company CEO, (y) the perquisites provided by the Company shall be no less favorable than those provided to the Executive Chairman by the Prior Employer on December 31, 2008, including perquisites related to the business and personal use of the Prior Employer’s aircraft, and (z) the Executive Chairman shall not be eligible to enter into a Change in Control Severance Agreement with the Company, and (ii) the Executive Chairman and/or the Executive Chairman’s eligible dependents, as the case may be, shall be eligible for participation in, and shall receive all benefits under, all welfare benefit plans, practices, policies and programs provided by the Company, including any medical (with COBRA equivalent premiums paid on a gross-up basis during any waiting period that is not waived), flexible spending, prescription, dental, short- and long-term disability, employee life insurance, group life insurance, accidental death and travel accident insurance plans and programs to the same extent, and subject to the same terms and conditions, as are made available to the senior executives of the Company, in each case, to the extent permitted under applicable law, the terms of the applicable plan, program or policy and Company policies.

(f) EXPENSES; LEGAL FEES. The Company shall pay or reimburse the Executive Chairman for reasonable out-of-pocket expenses incurred by the Executive Chairman during the Term in the performance of the Executive Chairman’s services under this Agreement, in accordance with Company policy for its senior executives and subject to the Reimbursement Rules (as defined in Section 5(e) below). The Company shall pay to the Executive Chairman all reasonable legal fees and expenses incurred by him as a result of a termination of employment described in Section 6(b) or (c) (including all such reasonable fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided in this Agreement), which payments shall be subject to the Reimbursement Rules.

(g) INDEMNIFICATION. To the fullest extent permitted by the Company’s certificate of incorporation and by-laws, or, if greater, by the laws of the State of Connecticut, the Company shall promptly indemnify and hold harmless the Executive Chairman for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs, expenses (including reasonable attorneys’ fees), ERISA excise taxes, or other liabilities or penalties and amounts paid or to be paid in settlement) incurred or paid by the Executive Chairman in connection with any action, proceeding, suit or investigation (the “Proceeding”) to which the Executive Chairman is made a party, or is threatened to be made a party, by reason of the fact that he is or was a director, officer or employee of the Company, the Prior Employer (with respect to all periods prior to, occurring on, and subsequent to, the Effective Date), or is or was serving at the request of the Company or the Prior Employer as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, programs or arrangements, whether or not the basis of such Proceeding is the Executive Chairman’s alleged action or inaction in an official capacity. Such indemnification shall continue even if the Executive Chairman has ceased to be a director, employee or agent of the Company or other affiliated entity and shall inure to the benefit of the Executive Chairman’s heirs, executors and administrators. The Company shall advance to the Executive Chairman all reasonable costs and expenses incurred by him in connection with a Proceeding within fifteen (15) calendar days after receipt by the Company of a written request from the Executive Chairman for such advance. Such request shall include an undertaking by the Executive Chairman to timely repay the amount of such advance if it shall ultimately be determined that he is not entitled to be indemnified against such costs and expenses. The Company also agrees to maintain a director’s and officers’ liability insurance policy covering the Executive Chairman to the most favorable extent that the Company provides such coverage for its other senior executives or members of the Board. For the avoidance of doubt, the provisions of this Section 3(g) shall be in addition to, and not affect, any rights the Executive Chairman may have under the Merger Agreement to indemnification and liability insurance coverage.

(h) Except as provided herein, the Executive Chairman shall not receive any compensation in respect of his service as a member or the executive chairman of the Board.

4. EXISTING ENTITLEMENTS.

(a) Upon the Effective Date, this Agreement shall replace and supersede in its entirety the Prior Agreement, which shall have no further force or effect; provided, however, that the Executive Chairman shall continue to be entitled to the payments and benefits under the Prior Agreement that are described in Section 4(b) hereof. In addition, the Company shall, and shall cause its subsidiaries (including the Prior Employer) to, honor, in accordance with their terms, the Executive Chairman’s existing entitlements under each plan or arrangement described in Section 4(c) hereof.

(b) The Executive Chairman shall remain entitled to, or otherwise agrees to modify, the following payments and benefits under the Prior Agreement as set forth in this Section 4(b), which such payments and benefits shall, for the avoidance of doubt, survive a termination of the Executive Chairman’s employment and a termination of this Agreement for any reason.

(i) Notwithstanding the occurrence of a “separation from service” (within the meaning of Section 409A of the Code and the regulations thereunder) from the Prior Employer as of the Effective Date, immediately following the Effective Date, the Executive Chairman hereby waives his entitlement to the Severance Payment (as defined in Section 4.2(b) of the Prior Agreement); provided, however, that, solely for purposes of calculating the amount payable to the Executive Chairman under the Prior Employer’s Supplemental Executive Retirement Plan (the “SERP”), the Executive Chairman shall be considered to have been entitled to receive such Severance Payment as a result of the separation from service.

(ii) Immediately following the Effective Date, the Executive Chairman hereby waives his entitlement to the Gross-Up Payment (as defined in Section 4.2(e) of the Prior Agreement) in respect of the Merger.

(iii) To the extent not previously paid by the Prior Employer, the Executive Chairman shall be entitled to reimbursement for any legal fees and expenses incurred and payable in accordance with Section 4.2(d) of the Prior Agreement, which, notwithstanding the waiver under Section 4(b)(ii) hereof, shall include the application of Section 4999 of the Code to all payments and benefits under this Agreement in connection with the Merger.

(iv) In the event the Executive Chairman’s employment is terminated by the Company other than for Cause (including, solely for purposes of this Section 4(b)(iv), a termination for any reason upon the third anniversary of the Effective Date), by the Executive Chairman for Good Reason or due to death or Disability, the provisions of Section 4.2(c) of the Prior Agreement shall apply with respect to all the outstanding restricted stock (and restricted stock units) and stock option awards granted to the Executive Chairman prior to the Closing (which, upon Closing, shall be converted into awards in respect of the common stock of the Company at Closing in accordance with the terms of the Merger Agreement and shall otherwise continue in accordance with the terms and conditions of such awards as were applicable immediately prior to the Closing, subject to the provisions of Sections 4.2(c) (as provided above) and 5.1 of the Prior Agreement); provided, however, that, for the avoidance of doubt and notwithstanding any provisions of the Prior Agreement or this Agreement to the contrary, the Executive Chairman agrees that his separation of service from the Prior Employer at the time of the Closing shall not constitute Good Reason under the Prior

Agreement for purposes of applying Section 4.2(c) of the Prior Agreement at Closing; provided further, however, that, notwithstanding any provisions of the Merger Agreement to the contrary, the Executive Chairman agrees that all outstanding restricted stock and restricted stock units granted to the Executive Chairman prior to the Closing shall not vest immediately prior to the Closing and, instead, shall be converted into, and shall constitute, a restricted share or restricted stock unit, as applicable, with respect to Company common stock, the number of shares of Company common stock, rounded down to the nearest whole share, determined by multiplying the number of shares of Prior Employer common stock subject to such restricted shares and restricted stock units, as applicable, by the Exchange Ratio (as defined in the Merger Agreement).

(c) In addition, the Executive Chairman shall receive the following payments and benefits pursuant to the Prior Agreement or other applicable Prior Employer plan or policy:

(i) to the extent not previously paid by the Prior Employer, a payment of $3,750,000 in respect of the Prior Employer’s Executive Annual Incentive Plan for 2009, which shall be payable promptly but no later than 15 days after the Effective Date;

(ii) to the extent not previously paid by the Prior Employer, a payment of $4,725,000 in respect of the Prior Employer’s 2008 Executive Long-Term Incentive Retention Plan, which shall be payable promptly but no later than 15 days after the Effective Date; and

(iii) all amounts owed to the Executive Chairman under the Prior Employer’s SERP, Supplemental Pension Plan and the Supplemental Retirement Savings Plan, which (A) shall be payable in accordance with any election previously made by the Executive Chairman (or the Prior Employer), and in the absence of such election a lump sum on the Closing, but in no event earlier than the earliest date permissible in accordance with Section 409A of the Code and (B) solely with respect to the SERP, shall be determined without regard to the waiver of the Severance Payment under Section 4(b)(i) hereof; and

(iv) retiree medical benefit coverage for the Executive Chairman and his spouse, to the extent the Executive Chairman is eligible to receive such benefit coverage upon his retirement under the applicable plans of the Prior Employer as in effect on the Effective Date, in accordance with the terms of such plans as in effect on the Execution Date.

5. TERMINATION OF EMPLOYMENT.

(a) DEATH OR DISABILITY. The Term and the Executive Chairman’s employment hereunder shall terminate automatically upon the Executive Chairman’s death. The Company shall be entitled to terminate the Term and the Executive Chairman’s employment hereunder prior to the third anniversary of the Effective Date because of the Executive Chairman’s Disability. “Disability” means that the Executive Chairman is disabled within the meaning of the Company’s long-term disability policy for salaried employees (or any successor thereto) or, if there is no such policy in effect, that (i) the Executive Chairman has been substantially unable, for 120 business days within a period of 180 consecutive business days, to perform the Executive Chairman’s duties under this Agreement, as a result of physical or mental illness or injury, and (ii) a physician selected by the Company and the Executive Chairman or the Executive Chairman’s legal representative has determined that the Executive Chairman is totally and permanently disabled. In the event that the Executive Chairman and the Company cannot agree as to a physician to make such a determination, each shall appoint a physician and those two (2) physicians shall select a third who shall make such determination in writing. A termination of the Executive Chairman’s employment by the Company for Disability shall be communicated to the Executive Chairman by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive Chairman (the “Disability Effective Time”), unless the Executive Chairman returns to full-time performance of the Executive Chairman’s duties before the Disability Effective Time.

(b) TERMINATION BY THE COMPANY. The Company may terminate the Term and Executive Chairman’s employment hereunder prior to the third anniversary of the Effective Date for Cause or without Cause.

(i) “Cause” is defined as (A) the Executive Chairman’s willful and continued failure to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) that has not been cured within thirty (30) calendar days after a written demand for substantial performance is delivered to the Executive Chairman by the Board, which demand specifically identifies the manner in which the Board believes that the Executive Chairman has not substantially performed his duties, (B) the willful engaging by the Executive Chairman in conduct which is demonstrably and materially injurious to the Company or its affiliates, (C) the Executive Chairman’s conviction of (or plea of nolo contendere to) any felony or any other crime involving dishonesty, fraud or moral turpitude, (D) any violation of the Company’s policies relating to compliance with applicable laws that has a material adverse effect on the Company or its affiliates or (E) the Executive Chairman’s breach of any restrictive covenant set forth in Section 9 hereof. For purposes of clauses (A) and (B) of this definition, no act, or failure to act, on the Executive Chairman’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive Chairman not in good faith and without reasonable belief that his act, or failure to act, was in the best interest of the Company.

(ii) A termination of the Executive Chairman’s employment for Cause or without Cause shall not be effective unless it is accomplished in accordance with the following procedures. The Board shall give the Executive Chairman written notice (“Notice of Termination by the Board”) of its intention to terminate the Executive Chairman’s employment, which shall (A) in the case of termination for Cause, set forth in detail the specific conduct (including any failure to act) of the Executive Chairman that it considers to constitute Cause and (B) propose the date, time and place (which, in each case, shall be subject to the Executive Chairman’s approval; provided that such approval shall not be unreasonably withheld) of the Special Board Meeting for Termination. The “Special Board Meeting for Termination” means a meeting of the Board called and held specifically and exclusively for the purpose of considering the Executive Chairman’s termination of employment, that takes place not less than forty-five (45) business days after the Executive Chairman receives the Notice of Termination by the Board. The Board shall provide the Executive Chairman an opportunity, together with counsel, to be heard at the Special Board Meeting for Termination. The Executive Chairman’s termination of employment shall be effective when and if a resolution is duly adopted at the Special Board Meeting for Termination stating that, in the good faith opinion of at least 80% of the members of the Board (other than the Executive Chairman), the Executive Chairman’s employment should be terminated.

(c) GOOD REASON. The Executive Chairman may terminate the Term and the Executive Chairman’s employment hereunder prior to the third anniversary of the Effective Date for Good Reason or without Good Reason.

(i) “Good Reason” is defined as, without the Executive Chairman’s consent, (A) the assignment to the Executive Chairman of any duties materially inconsistent with those specified in Section 2 or a material adverse alteration in the nature or status of the Executive Chairman’s responsibilities specified in Section 2, unless the Company has cured such events within ten (10) business days after the receipt of written notice thereof from the Executive Chairman, (B) a reduction in the Executive Chairman’s Annual Base Salary or Annual Bonus Amount opportunity, (C) the Company requiring the Executive Chairman to perform on a regular basis services under this Agreement from an office location other than the location designated in accordance with Section 2(c) hereof or (D) the failure of the Executive Chairman both to be appointed or elected a member of the Board and to be elected its executive chairman. For the avoidance of doubt, (1) any changes to the Executive Chairman’s duties or title, status, base salary, compensation, benefits, perquisites or work location under the Prior Agreement, in each case, as a result of the Executive Chairman’s separation from service from the Prior Employer and entry into this Agreement and (2) the Executive Chairman ceasing to be an employee, a member of the Board or the executive chairman of the Board upon the third anniversary of the Effective Date in accordance with Section 2 of this Agreement, in each case, shall not constitute Good Reason for purposes of this Agreement.

(ii) A termination of employment by the Executive Chairman for Good Reason shall be effectuated by giving the Company written notice (“Notice of Termination for Good Reason”) of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason; provided, however, that no termination by the Executive Chairman shall be treated as a termination for Good Reason unless the Notice of Termination for Good Reason is given within forty-five (45) business days following the date the Executive Chairman first has knowledge of the event or circumstance alleged to constitute Good Reason. A termination of employment by the Executive Chairman for Good Reason shall be effective fifteen (15) business days following the date when the Notice of Termination for Good Reason is given, unless the event or circumstance constituting Good Reason is remedied by the Company in accordance with the foregoing.

(iii) A termination of the Executive Chairman’s employment by the Executive Chairman without Good Reason shall be effected by giving the Company thirty (30) calendar days advance written notice of the termination.

(d) DATE OF TERMINATION. The “Date of Termination” means the date of the Executive Chairman’s death, the Disability Effective Time or the date on which the termination of the Executive Chairman’s employment by the Company for Cause or without Cause or by the Executive Chairman for Good Reason or without Good Reason is effective.

(e) REIMBURSEMENT RULES. The “Reimbursement Rules” means the requirement that any amount of expenses eligible for reimbursement under this Agreement be made (i) in accordance with the reimbursement payment date set forth in the applicable provision of this Agreement providing for the reimbursement or (ii) where the applicable provision does not provide for a reimbursement date, thirty (30) calendar days following the date on which the Executive Chairman incurs the expenses, but, in each case, no later than December 31 of the year following the year in which the Executive Chairman incurs the related expenses; provided, that in no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Executive Chairman’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

6. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a) OBLIGATIONS ON ANY TERMINATION. If the Executive Chairman’s employment hereunder terminates for any reason, then (1) the Company shall pay to the Executive Chairman, or his estate, beneficiary or legal representative, as applicable, in a lump sum in cash within ten (10) business days after the Date of Termination, (i) any portion of the Executive Chairman’s Annual Base Salary through the Date of Termination that has not yet been paid, (ii) any earned Annual Bonus Amount, whether for a full or partial fiscal year, that has not yet been paid as of the Date of Termination; provided, however, that, in the case of any earned Annual Bonus Amount for a partial fiscal year that has not been paid as of the Date of Termination, such earned Annual Bonus Amount shall be paid at such time as such Annual Bonus Amount would have otherwise been paid pursuant to this Agreement had the Executive Chairman remained employed by the Company until the last day of such fiscal year, and (iii) any amount needed to reimburse the Executive Chairman for any unreimbursed business expenses properly incurred by the Executive Chairman in accordance with Company policy prior to the Date of Termination and subject to the Reimbursement Rules, (2) the Company shall also pay or provide to the Executive Chairman (or the Executive Chairman’s estate, beneficiary, or legal representative, as the case may be) all compensation and benefits payable to the Executive Chairman under the terms of the Company’s compensation and benefit plans, programs or arrangements as in effect immediately prior to the Date of Termination, in accordance with the terms of such plans, programs or arrangements, (3) the Company shall also pay or provide to the Executive Chairman all amounts and benefits payable pursuant to and in accordance with Section 4 of this Agreement and (4) except as otherwise set forth below in Section 6(b) and Section 6(c), all of the Executive Chairman’s then outstanding equity and incentive compensation awards that are granted on or after the Effective Date shall be treated in accordance with the terms of the plans and agreements evidencing such awards.

(b) OBLIGATIONS ON A TERMINATION DUE TO DEATH OR DISABILITY. If the Executive Chairman’s employment hereunder terminates by reason of death or Disability, then, in addition to making the payments and benefits in Section 6(a), (1) the Company shall pay to the Executive Chairman, or his estate, beneficiary or legal representative, as applicable, in a lump sum in cash on the Cost Synergy Bonus Payment Date, an amount equal to the higher of (i) the Cost Synergy Bonus Amount to which the Executive Chairman would have been entitled if he had remained continuously employed by the Company through the third anniversary of the Effective Date based on the actual Cost Synergy Level Attained as of such third anniversary, but pro rated based on the number of days in such three-year period that the Executive Chairman was actually employed by the Company and (ii) the Cost Synergy Bonus Amount calculated based on the Cost Synergy Level Attained as of the Date of Termination (instead of the third anniversary of the Effective Date) and without proration, (2) the Executive Chairman shall be entitled to immediate vesting of any Sign-on Options and Annual Equity Awards outstanding as of the Date of Termination (it being understood that the Executive Chairman shall not be entitled to receive additional Annual Equity Awards following such Date of Termination); provided that the Sign-on Options and any Annual Equity Awards granted as stock options or stock appreciation rights shall remain exercisable until their respective expiration dates (without regard to such termination), and (3) the equity-based awards described in Section 4(b)(iv) and outstanding as of the Date of Termination shall be treated in accordance with the terms of Section 4(b)(iv).

(c) OTHER THAN FOR CAUSE, DISABILITY, OR DEATH, OR FOR GOOD REASON.

(i) If, during the Term, the Company terminates the Executive Chairman’s employment for any reason other than for Cause, death or Disability, or the Executive Chairman terminates his employment for Good Reason, then, in addition to making the payments and providing the benefits pursuant to Section 6(a), subject to Section 6(c)(ii) and Section 6(e), (1) the Company shall pay to the Executive Chairman a lump sum cash amount equal to the Cost Synergy Bonus Amount to which the Executive Chairman would have been entitled if he had remained continuously employed by the Company through the third anniversary of the Effective Date based on the actual Cost Synergy Level Attained as of such third anniversary and without proration, which amount shall be payable on the Cost Synergy Bonus Payment Date; (2) the Executive Chairman shall be entitled to immediate vesting of any Sign-on Options and Annual Equity Awards outstanding as of the Date of Termination (it being understood that the Executive Chairman shall not be entitled to receive additional Annual Equity Awards following such Date of Termination); provided that the Sign-On Options and any Annual Equity Awards granted as stock options or stock appreciation rights shall remain exercisable until their respective expiration dates (without regard to such termination); (3) the equity-based awards described in Section 4(b)(iv) and outstanding as of the Date of Termination shall be treated in accordance with the terms of Section 4(b)(iv); and (4) the Company shall provide or arrange to provide the Executive Chairman and his eligible dependents, at no greater cost to the Executive Chairman than the cost to the Executive Chairman immediately prior to the Date of Termination, life, disability, accident and health insurance benefits (the “Health and Welfare Benefits”) no less favorable than those provided to the Executive Chairman and his eligible dependents immediately prior to the Date of Termination, which coverage shall be provided during the remainder of the period ending on the third anniversary of the Effective Date (the “Continuation Period”), or, if sooner, until he becomes eligible for such benefits from a new employer (and the Executive Chairman shall promptly notify the Company of such eligibility from any new employer), but such coverage shall only be provided to the extent that the Executive Chairman makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portion) required to maintain such coverage on the first day of each calendar month commencing with the first calendar month following the Date of Termination and the Company shall reimburse the Executive Chairman on an after-tax basis for the amount of such premiums, if any, in excess of any employee contributions necessary to maintain such coverage for the Continuation Period and such reimbursement shall comply with the Reimbursement Rules.

(ii) In the event that, during the Continuation Period, the Executive Chairman shall, without the written consent of the Board, directly or indirectly, as employee, agent, consultant, stockholder, director, manager, co-partner or in any other individual or representative capacity, own, operate, manage, control, engage in, invest in or participate in any manner in, act as consultant or advisor to, render services for (alone or in association with any person, firm, corporation or entity), or otherwise assist any person or entity (other than the Company) that engages in or owns, invests in, operates, manages or controls any venture or enterprise that directly or indirectly engages or proposes to engage in any Competitive Business (as defined below), then the Company’s obligations to make any further payments or provide any further benefits under this Section 6(c) shall immediately terminate. “Competitive Business” shall mean any line of business that is substantially the same as any line of any operating business which on the Date of Termination the Company was engaged in or conducting and which during the Company’s preceding fiscal constituted at least 5% of the gross sales of the Company and its subsidiaries. Notwithstanding the foregoing, the Executive Chairman may become a partner or employee of, or otherwise acquire an interest in, a stock or business brokerage firm, consulting or advisory firm, investment banking firm or similar organization which, as part of its business, trades or invests in securities of Competitive Businesses or which represents or acts as agent or advisor for Competitive Businesses, but only on condition that the Executive Chairman shall not personally render any services in connection with such Competitive Business either directly to such Competitive Business or other persons or to the Executive Chairman’s firm in connection therewith.

(d) SECTION 409A.

(i) Notwithstanding any provisions of this Agreement to the contrary, if the Executive Chairman is a “specified employee” (within the meaning of Section 409A of the Code and the regulations thereunder and determined pursuant to procedures adopted by the Company) and he experiences a “separation from service” (including in respect of his position as a member of the Board) after the Effective Date and if any portion of the payments or benefits to be received by the Executive Chairman upon such a “separation from service” would be considered deferred compensation under Section 409A of the Code, amounts that would otherwise be payable pursuant to this Agreement during the six-month period immediately following the Executive Chairman’s separation from service (the “Delayed Payments”) and benefits that would otherwise be provided pursuant to this Agreement (the “Delayed Benefits”) during the six-month period immediately following the Executive Chairman’s separation from service (such period, the “Delay Period”) shall instead be paid or made available on the earlier of (i) the first business day of the seventh month following the date of the Executive Chairman’s separation from service or (ii) Executive Chairman’s death (the applicable date, the “Permissible Payment Date”). The Company shall also reimburse the Executive Chairman for the after-tax cost incurred by the Executive Chairman in independently obtaining any Delayed Benefits (the “Additional Delayed Payments”). For the avoidance of doubt, this Section 6(d) is not intended to limit or modify the provisions of Section 2(b) and is instead intended to ensure compliance with Section 409A of the Code.

(ii) With respect to any amount of expenses eligible for reimbursement under Section 6(a)(1)(iii), such expenses shall be reimbursed by the Company within thirty (30) calendar days following the date on which the Company receives the applicable invoice from the Executive Chairman but in no event later than December 31 of the year following the year in which the Executive Chairman incurs the related expenses; provided, that with respect to reimbursement relating to the Additional Delayed Payments, such reimbursement shall be made on the Permissible Payment Date. In no event shall the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor shall the Executive Chairman’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.

(iii) Each payment under this Agreement shall be considered a “separate payment” and not of a series of payments for purposes of Section 409A of the Code and the regulations thereunder.

(iv) Any Delayed Payments shall bear interest at the United States 5-year Treasury Rate plus 2%, which accumulated interest shall be paid to the Executive Chairman on the Permissible Payment Date.

(e) EXECUTION OF RELEASE. As a condition of receiving any payments for which the Executive Chairman otherwise qualifies under Section 6(c)(i), the Executive Chairman shall be required to execute and deliver following the Executive Chairman’s Date of Termination the mutual release attached hereto as Exhibit B (the “Release”), such Release to be delivered by the Executive Chairman and become irrevocable no later than sixty (60) calendar days following the Executive Chairman’s Date of Termination. If the Release has not been executed, delivered and become irrevocable by the Executive Chairman within the 60-day period following the Date of Termination, all payments under Section 6(c)(i) shall be forfeited. Notwithstanding the foregoing, if the Company does not execute and deliver the Release to the Executive Chairman within two (2) business days following the Executive Chairman’s delivery of the Release to the Company, then any requirement for the Executive Chairman to execute, deliver and not revoke the Release as a condition of receiving any payments under Section 6(c)(i) will have no effect, and the Executive Chairman shall be entitled to receive all payments to which the Executive Chairman otherwise is entitled under Section 6(c)(i).

7. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Executive Chairman’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive Chairman may qualify nor, except as otherwise expressly provided under this Agreement, shall anything in this Agreement limit or otherwise affect such rights as the Executive Chairman may have under any contract or agreement with the Company or any of its affiliated companies. Vested benefits and other amounts that the Executive Chairman is otherwise entitled to receive under any plan, policy, practice or program of, or any contract of agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, policy, practice, program, contract or agreement, as the case may be, except as explicitly modified by this Agreement.

8. FULL SETTLEMENT. Except as provided herein, the Company’s obligation to make the payments provided for in, and otherwise to perform its obligations under, this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive Chairman or others. In no event shall the Executive Chairman be obligated to seek other employment or take any other action to mitigate the amounts payable to the Executive Chairman under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive Chairman obtains other employment.

9. CONFIDENTIAL INFORMATION; SOLICITATION.

(a) The Executive Chairman shall hold in a fiduciary capacity for the benefit of the Company any and all information of the Company and its subsidiaries that is not generally known by others with whom they compete or do business, or with whom they plan to compete or do business and any and all information not readily available to the public, which, if disclosed by the Company or its subsidiaries could reasonably be of benefit to such person or business in competing with or doing business with the Company (“Confidential Information”). Confidential Information includes, without limitation, such information relating to the (i) development, research, testing, manufacturing, store operational processes, marketing and financial activities, including costs, profits and sales, of the Company and its subsidiaries, (ii) products and all formulas therefor, (iii) costs, sources of supply, financial performance and strategic plans of the Company and its subsidiaries, (iv) identity and special needs of the customers and suppliers of the Company and its subsidiaries and (v) people and organizations with whom the Company and its subsidiaries have business relationships and those relationships. “Confidential Information” also includes comparable information that the Company or any of its subsidiaries have received belonging to others or which was received by the Company or any of its subsidiaries pursuant to an agreement by the Company that it would not be disclosed. “Confidential Information” does not include information which (A) is or becomes available to the public generally (other than as a result of the Executive Chairman’s unauthorized disclosure), (B) was within the Executive Chairman’s possession prior to the date hereof or prior to its being furnished to the Executive Chairman by or on behalf of the Company, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (C) becomes available to the Executive Chairman on a non-confidential basis from a source other than the Company or its subsidiaries, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, (D) was independently developed the Executive Chairman without reference to the Confidential Information or (E) is required by law to be disclosed. The Executive Chairman shall promptly return to the Company upon the Date of Termination or at any other time the Company may so request, all notes, records, documents, files and memoranda (including in electronic format and all copies of such materials) constituting Confidential Information he may then possess or have under his control; provided, however, that he may retain his personal correspondence, diaries and other items of a personal nature.

(b) For a period of two (2) years after the Date of Termination, the Executive Chairman shall not, without the written consent of the Board, directly or indirectly, (i) hire any person who was employed by the Company or any of its subsidiaries or affiliates (other than persons employed in a clerical or other non-professional position, including the Executive Chairman’s executive assistant) within the six (6) month period preceding the date of such hiring; or (ii) solicit, entice, persuade or induce (in each case, other than pursuant to non-targeted, general advertisements) any person or entity doing business with the Company and its subsidiaries or affiliates, to terminate such relationship or to refrain from extending or renewing the same.

(c) The Executive Chairman agrees that, in addition to any other remedies available to the Company, the Company shall be entitled to injunctive relief in the event of any actual or threatened breach of this Section 9 without the necessity of posting any bond, it being acknowledged and agreed that any breach or threatened breach of this Section 9 hereof will cause irreparable injury to the Company and that money damages alone will not provide an adequate remedy to the Company.

10. DISPUTE RESOLUTION. Except for the Company’s right to seek injunctive relief as set forth in Section 9(c), all disputes arising under, related to, or in connection with this Agreement shall be settled by expedited arbitration conducted before a panel of three (3) arbitrators sitting in Hartford, Connecticut, in accordance with the rules of the American Arbitration Association then in effect. The decision of the arbitrators in that proceeding shall be binding on the Company and the Executive Chairman. Judgment may be entered on the award of the arbitrators in any court having jurisdiction. Except for the Executive Chairman’s rights under Section 4.2(d) of the Prior Agreement for all amounts and benefits payable to him thereunder and as provided in Section 3(f) hereof, each party shall bear its own costs and expenses (including legal fees) in connection with any arbitration proceeding instituted hereunder; provided, however, that if the Executive Chairman prevails in the arbitration, his costs and expenses shall be promptly reimbursed by the Company. The reimbursement provided for in this Section 10 shall be made as soon as practicable following the resolution of such contest or dispute (whether or not appealed) to the extent the Company received reasonable written evidence of such fees and expenses, but in any event no later than within thirty (30) calendar days following the date on which such consent or dispute (whether or not appealed) is resolved.

11. ASSIGNMENT; SUCCESSORS. This Agreement is personal to the Executive Chairman and, without the prior written consent of the Company, shall not be assignable by the Executive Chairman otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive Chairman’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession and benefits had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive Chairman to compensation from the Company in the same amount and on the same terms as the Executive Chairman would be entitled to hereunder if the Executive Chairman were to terminate the Executive Chairman’s employment for Good Reason.

12. NO VIOLATIONS. As a material inducement to the Company’s willingness to enter into this Agreement, the Executive Chairman represents to the Company that neither the execution of this Agreement by the Executive Chairman, the employment of the Executive Chairman by the Company nor the performance by the Executive Chairman of his duties hereunder will constitute a violation by the Executive Chairman of any employment, non-competition or other agreement to which the Executive Chairman is a party. The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement (and those contemplated hereby) and that the performance of its obligations under this Agreement will not violate any agreement between it and any other person, firm or organization.

13. MISCELLANEOUS.

(a) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b) NOTICES. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive Chairman:

At his address on file with the Company

With a copy to:

Vedder Price P.C.

222 North LaSalle Street

Suite 2600

Chicago, Illinois 60601

Attention: Robert F. Simon, Esq.

If to the Company:

The Stanley Works

1000 Stanley Drive

New Britain, Connecticut 06053

Facsimile: 860-827-3911

Attention: Bruce H. Beatt, Vice President, General Counsel and Secretary

With a copy to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019

Attention: Eric W. Hilfers, Esq.

or to such other address as either party furnishes to the other in writing in accordance with this paragraph (b) of Section 13. Notices and communications shall be effective when actually received by the addressee.

(c) SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d) WITHHOLDING. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws or regulations.

(e) WAIVER. The Executive Chairman’s or the Company’s failure to insist upon strict compliance with any provisions of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(f) ENTIRE AGREEMENT. The Executive Chairman and the Company acknowledge that this Agreement (together with the Exhibits hereto) constitutes the entire understanding of the parties with respect to the subject matter hereof and supersede any other prior agreement or other under-standing, whether oral or written, express or implied, between them concerning, related to or otherwise in connection with, the subject matter hereof and that, following the Effective Date, no such agreement or understanding shall be of any further force or effect. To the extent the terms of this Agreement are inconsistent with any plan, program, practice or other agreement of the Company and applicable to the Executive Chairman as in effect from time to time, the terms of this Agreement shall control unless specifically provided otherwise in writing by reference to this Agreement and signed by the Executive Chairman and the Company.

(g) SECTION 409A. To the extent applicable, it is intended that the compensation arrangements under this Agreement be in full compliance with Section 409A of the Code. This Agreement shall be construed in a manner to give effect to such intention. The subject matter of this Agreement involves complex and substantial tax considerations. The Executive Chairman acknowledges that he has been afforded adequate opportunity to consult and that he has consulted with his own tax adviser with respect to this Agreement. The Company makes no warranties or representations whatsoever to the Executive Chairman regarding the tax consequences of any item of compensation subject to this Agreement and which is paid in accordance with the terms of this Agreement.

(h) SURVIVAL OF TERMS. To the extent necessary to effectuate the terms of this Agreement, the terms of this Agreement which must survive the termination of the Executive Chairman’s employment or the termination of this Agreement, including Sections 3(g), 4, 6 and 9, shall so survive.

(i) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

(j) EACH PARTY THE DRAFTER. This Agreement and the provisions contained in it shall not be construed or interpreted for or against any party to this Agreement because that party drafted or caused that party’s legal representative to draft any of its provisions.

IN WITNESS WHEREOF, the Executive Chairman has hereunto set the Executive Chairman’s hand and, pursuant to the authorization of its Board, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written, to become effective as of the Execution Date.

THE STANLEY WORKS

By:	/s/ JOHN F. LUNDGREN
Name:	John F. Lundgren
Title:	Chairman and Chief Executive Officer

NOLAN D. ARCHIBALD

By:	/s/ NOLAN D. ARCHIBALD
Name:	Nolan D. Archibald

[SIGNATURE PAGE TO EXECUTIVE CHAIRMAN AGREEMENT]

EXHIBIT A

TO EXECUTIVE CHAIRMAN AGREEMENT

Cost Synergy Bonus

Cost Synergy Level Attained	Cost Synergy Bonus Amount
Less than $150 mm	$0
$150 mm	$0
$225 mm	$15 mm
$300 mm	$30 mm
$350 mm	$45 mm
More than $350 mm	$45 mm

“Cost Synergy Level Attained” shall mean the annual run-rate of cost savings achieved by the Company as of the third anniversary of the Effective Date that are attributable to the Merger, which cost savings shall be calculated on a pre-tax basis, applying generally accepted accounting principles and otherwise consistent with the methods of cost synergy measurement used in reports provided to the Board and included in the Company’s public filings. For the avoidance of doubt, such calculation shall not include any revenue synergies.

“Cost Synergy Bonus Amount” shall be calculated by reference to the Cost Synergy Level Attained and the payout matrix set forth in the table above; provided that each amount set forth in the payout matrix above shall be increased at an interest rate of 4.5% compounded annually over the period commencing on the Effective Date and ending on the third anniversary thereof. To the extent that the Cost Synergy Level Attained is between two values set forth in the table above, the Cost Synergy Bonus Amount shall be determined by linear interpolation between the two corresponding Cost Synergy Bonus Amount values.

EXHIBIT B

TO EXECUTIVE CHAIRMAN AGREEMENT

MUTUAL RELEASE

(a) Nolan D. Archibald (“Releasor”) for and in consideration of benefits provided pursuant to an Executive Chairman Agreement with The Stanley Works entered into on November 2, 2009 (the “Agreement”), does for himself and his heirs, executors, administrators, successors and assigns, hereby now and forever, voluntarily, knowingly and willingly release and discharge The Stanley Works and its parents, subsidiaries and affiliates (collectively, the “Company Group”), together with their respective present and former partners, officers, directors, employees and agents, and each of their predecessors, heirs, executors, administrators, successors and assigns (but as to any partner, officer, director, employee or agent, only in connection with, or in relationship to, his to its capacity as a partner, officer, director, employee or agent of the Company and its subsidiaries or affiliates and not in connection with, or in relationship to, his or its personal capacity unrelated to the Company or its subsidiaries or affiliates) (collectively, the “Company Releasees”) from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Company Releasees, jointly or severally, Releasor or Releasor’s heirs, executors, administrators, successors or assigns ever had or now have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Releasor executes this release arising out of or relating in any way to Releasor’s employment or director relationship with the Company, or the termination thereof, including but not limited to, any rights or claims arising under any statute or regulation, including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, or the Family and Medical Leave Act of 1993, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, written or oral, formal or informal, between any Company Releasee and Releasor. Releasor shall not seek or be entitled to any recovery, in any action or proceeding that may be commenced on Releasor’s behalf in any way arising out of or relating to the matters released under this Release. Notwithstanding the foregoing, nothing herein shall release any Company Releasee from any claim or damages based on (i) the Releasor’s rights under the Agreement, (ii) any right or claim that arises after the date the Releasor executes this release, (iii) the Releasor’s eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of the Company (or any affiliate or subsidiary) or any applicable insurance policy, with respect to any liability the Releasor incurs or incurred as a director, officer or employee of the Company or any affiliate or subsidiary (including as a trustee, director or officer of any employee benefit plan) or (iv) any right the Releasor may have to obtain contribution as permitted by law in the event of entry of judgment against the Releasor as a result of any act or failure to act for which the Releasor and the Company or any affiliate or subsidiary are held jointly liable.

(b) Releasor has been advised to consult with an attorney of Releasor’s choice prior to signing this release, has done so and enters into this release freely and voluntarily.

2

(c) Releasor has had in excess of twenty-one (21) calendar days to consider the terms of this release. Once Releasor has signed this release, Releasor has seven (7) additional days to revoke Releasor’s consent and may do so by writing to the Company as provided in Section 13(b) of the Agreement. Releasor’s release shall not be effective, and no payments or benefits shall be due under Section 6(c) of the Agreement, until the eighth day after Releasor shall have executed this release (the “Revocation Date”) and returned it to the Company, assuming that Releasor has not revoked Releasor’s consent to this release prior to the Revocation Date.

(d) The Company, for and in consideration of the Executive Chairman’s covenants under the Agreement, on behalf of itself and the other members of the Company Group and any other Company Releasee, their respective successors and assigns, and any and all other persons claiming through any member of the Company Group or such other Company Releasee, and each of them, does hereby now and forever, voluntarily, knowingly and willingly release and discharge, the Releasor and dependents, administrators, agents, executors, successors, assigns, and heirs, from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever, known or unknown, suspected or unsuspected, which against the Releasor, jointly or severally, the Company and each other member of the Company Group or any other Company Releasee, their respective successors and assigns, and any and all other persons claiming through any member of the Company Group or such other Company Releasee ever had or now have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time the Company executes this release arising out of or relating to the Executive Chairman’s employment or director relationship with the Company or the termination thereof, including, but not limited to, any claim, demand, obligation, liability or cause of action arising under any federal, state or local employment law or ordinance, tort, contract or breach of public policy theory or alleged violation of any other legal obligation. Notwithstanding the foregoing, nothing herein shall release the Releasor and his dependents, administrators, agents, executors, successors, assigns, and heirs, (i) in respect of the Company’s rights under the Agreement, or (ii) from any claims or damages based on any right or claim that arises after the date the Company executes this release.

(e) The Company’s release shall become effective on the Revocation Date, assuming that Releasor shall have executed this release and returned it to the Company and has not revoked Releasor’s consent to this release prior to the Revocation Date.

(f) In the event that any one or more of the provisions of this release shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this release shall not in any way be affected or impaired thereby.

3

This release shall be governed by the law of the State of Connecticut without reference to its choice of law rules.

THE STANLEY WORKS

By:
Name:
Title:

Signed as of this      day of                     .

RELEASOR

Nolan D. Archibald

Signed as of this      day of                     .

4